EXHIBIT 99.1

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES CORPORATION AGREES TO ACQUIRE

SOUTHWEST FIRST COMMUNITY, INC.

LAREDO, Texas—(BUSINESS WIRE) — December 1, 2006 - International Bancshares Corporation (Nasdaq: IBOC) and Southwest First Community, Inc. (“Southwest Community”) today announced that they have signed a definitive agreement pursuant to which International Bancshares Corporation will acquire Southwest Community, an approximately $129 million asset holding company that owns State Bank & Trust in Beeville, Texas and Commercial State Bank in Sinton, Texas.  The acquisition will help IBC Bank’s continued expansion into certain regions in South Texas and complement certain larger cities in South Texas that IBC Bank services.

“We’re truly excited about our acquisition of Southwest Community,” said International Bancshares Corporation’s Chairman, CEO & President, Dennis E. Nixon. “This transaction will help expand IBC Bank’s already large presence in the fast growing South Texas market.  Southwest Community serves its markets in Beeville and Sinton, Texas with the same small town philosophy that IBC Bank serves its customers.  This merger presents a great opportunity for the towns of Beeville and Sinton to enjoy a broader array of products and additionally helps IBC Bank enhance its market share, earnings growth and stockholder value with the added banks.”

Chris Moser, Southwest Community’s Chairman & CEO, commented, “We believe our stockholders and customers will find great value in this transaction. IBC Bank brings strong resources, commercial lending, a strong international group and good community banking ideals that will add tremendous competitive strength in our marketplace.”

The transaction is expected to close in the first quarter of 2007 and is subject to various closing conditions, including receipt of all requisite regulatory approvals and the approval of Southwest Community’s stockholders. The Boards of Directors of both International Bancshares Corporation and Southwest Community have approved the transaction.

IBC is a $10.7 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 205 facilities and over 330 ATMs serving more than 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.